SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2015

IONIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

2855 Gazelle Court
Carlsbad, CA 92010
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 16, 2015, Ionis Pharmaceuticals, Inc. (“Ionis”), formerly known as Isis Pharmaceuticals, Inc., and Morgan Stanley Private Bank, National Association (“Morgan Stanley”) entered into a Line of Credit Agreement (the “Credit Agreement”).

On December 30, 2015, Ionis drew $8.5 million in principal under the Credit Agreement to finance capital equipment, which is consistent with our practice of utilizing equipment financing to fund our capital equipment needs. The current total amount of principal borrowed by Ionis under the Credit Agreement is $8.5 million.

On December 30, 2015, Ionis and Morgan Stanley entered to that certain Amendment No.1 to the Loan Documents (“Amendment No.1”), to (i) change references to Isis Pharmaceuticals, Inc. in the Credit Agreement and all other documents executed in connection therewith, to Ionis Pharmaceuticals, Inc. to reflect a recent change to the Company’s name, (ii) revise a financial covenant relating to Ionis’ debt to assets ratio; and (iii) update a schedule of Ionis’ subsidiaries and holders of greater than five percent of Ionis’ voting stock. The foregoing summary description of Amendment No. 1 is not intended to be complete and is qualified in its entirety by the complete text of Amendment No.1, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as it were fully set forth herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosures set forth in Item 1.01 above, and are incorporated herein by reference.

In this report, unless the context requires otherwise, “Ionis” “Company,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals, Inc.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No.1 to Loan Documents between Ionis Pharmaceuticals, Inc. and Morgan Stanley Private Bank, National Association dated December 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ionis Pharmaceuticals, Inc.

Dated: January 5, 2016	By:	/s/ B. Lynne Parshall
B. Lynne Parshall
Chief Operating Officer

INDEX TO EXHIBITS

10.1	Amendment No.1 to Loan Documents between Ionis Pharmaceuticals, Inc. and Morgan Stanley Private Bank, National Association dated December 30, 2015.